EXHIBIT 2.4

AMENDMENT OF REGISTRATION RIGHTS AGREEMENT

Reference is made to that certain Registration Rights Agreement (the “Agreement”) entered into as of July 25, 2007 among Origin Agritech Ltd., a British Virgin Islands limited liability company (the “Company”), State Harvest Holdings Limited, a British Virgin Islands limited liability company wholly-owned by the Company (the “Guarantor”) and Citadel Equity Fund Ltd. All capitalized terms used but not defined therein shall have the meanings as set forth in the Agreement.

WHEREAS, pursuant to Section 2(a) of the Agreement, the Company is required to file under the Securities Act as promptly as practicable but in any event within 90 days of the Closing Date (the “Filing Period”), a shelf registration statement providing for the registration of, and the sale on a continuous or delayed basis by the Holders of, all of the Registrable Securities, pursuant to Rule 415 or any similar rule that may be adopted by the Commission (the “F-3 Filing Obligation”); and

WHEREAS, pursuant to the Section 11(a) of the Agreement, no provision of the Agreement can be amended without the Company having obtained the written consent of Majority Holders;

WHEREAS, Citadel Equity Fund Ltd., as the Majority Holder, agrees to amend Section 2(a) and Section 2(d) of the Agreement to allow for a Filing Period of 159 days;

NOW THEREFORE, in accordance with Section 11(a) of the Agreement, Majority Holder hereby agrees to the following:

1.	Amend Section 2(a) of the Agreement to read as follows:

“The Company and the Guarantor agree to file under the Securities Act as promptly as practicable but in any event within 159 days after the latter of (x) the Closing Date and (y) the date on which the Company becomes eligible to so file (the latter date hereinafter being referred to as the “Eligibility Date”) (i.e., on or before December 31, 2007), a shelf registration statement providing for the registration of, and the sale on a continuous or delayed basis by the Holders of, all of the Registrable Securities, pursuant to Rule 415 or any similar rule that may be adopted by the Commission. The Company and the Guarantor agree to use their reasonable efforts to cause the Shelf Registration Statement to become effective within 249 days after the Eligibility Date; provided, however, that the Company may, upon written notice to all Holders, postpone having the Shelf Registration Statement declared effective for a reasonable period not to exceed 30 consecutive days per postponement and provided that all such postponement periods total no more than 60 days in the aggregate in any 365-day period if the Company possesses material non-public information, the disclosure of which would have a material adverse effect on the Company and its subsidiaries taken as a whole. The Company and the Guarantor shall use its reasonable efforts to keep such Shelf Registration Statement continuously effective until the earlier of (x) the date that there are no longer any Registrable Securities outstanding; (y) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to all Registrable Securities held by Persons that are not Affiliates of the Company; and (z) two years from the date (the “Effective Date”) such Registration Statement is declared effective (the “Effective Period”). Without prejudice to any registration rights, existing as of the date hereof, held by the Company’s securityholders or the Guarantors’ securityholders with respect to the Company’s securities or the Guarantors’ securities, respectively, none of the Company’s securityholders or the Guarantors’ securityholders (other than Holders of Registrable Securities) shall have the right to include any of the Company’s securities or the Guarantors’ securities in the Shelf Registration Statement.”

2.	Amend Section 2(d) of the Agreement to read as follows:

“(i)  if the Shelf Registration Statement is not filed with the Commission within 159 days following the Eligibility Date (i.e., before or on December 31, 2007), then commencing on the 160th day after the Eligibility Date (i.e., January 1, 2008), Additional Interest shall accrue on the principal amount of the outstanding Notes that are Registrable Securities at a rate of 0.25% per annum for the first 90 days following such 160th day (i.e., January 1, 2008) and at a rate of 0.50% per annum thereafter; or”

“(ii)  if the Shelf Registration Statement is not declared effective and does not otherwise become effective within 249 days following the Eligibility Date, then commencing on the 250th day after the Eligibility Date, Additional Interest shall accrue on the principal amount of the outstanding Notes that are Registrable Securities at a rate of 0.25% per annum for the first 90 days following such 250th day and at a rate of 0.50% per annum thereafter; or”

CITADEL EQUITY FUND LTD.

By:	Citadel Limited Partnership, its Portfolio
Manager

By:	Citadel Investment Group, L.L.C., its General
Partner

By:
Name: Title: Authorized Signatory

Acknowledged and Accepted by:
ORIGIN AGRITECH LTD.

By:
Name: Han Gengchen Title: Director

STATE HARVEST HOLDINGS LIMITED

By:
Name: Han Gengchen Title: Director